Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Danimer Scientific, Inc. (the Registrant) of our report dated October 15, 2020, except for the effects of the revision discussed in Note 1 to the Registrant’s consolidated 2020 financial statements as to which the date is March 29, 2021, relating to the 2019 consolidated financial statements of Meredian Holdings Group, Inc. d/b/a Danimer Scientific, appearing in the Annual Report on Form 10-K of the Registrant for the year ended December 31, 2021.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Thomas Howell Ferguson P.A.

Tallahassee, Florida

August 25, 2022